EXHIBIT 3.2

ARTICLES OF AMENDMENT

TO THE CHARTER

OF

FIRST CITIZENS BANCSHARES, INC.

In accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act (the “Act”), the undersigned corporation adopts the following Articles of Amendment (the “Articles of Amendment”) to its charter, as amended (the “Charter”):

First:     The name of the corporation is First Citizens Bancshares, Inc. (the “Corporation”).

Second: Article 6 of the Charter is hereby deleted in its entirety and replaced with the following:

Article 6:  Capital Stock.

(a)        Authorized Capital Stock. The number of shares of capital stock the Corporation is authorized to issue is:

(i)         ten million (10,000,000) shares of Common Stock, no par value per share (the “Common Stock”);

(ii)        one million (1,000,000) shares of Class A Common Stock, no par value per share (the “Class A Common Stock”); and

(iii)       one million (1,000,000) shares of preferred stock, having no par value per share (the “Preferred Stock”). Except as otherwise limited by law, the Board of Directors of the Corporation (the “Board”) shall be empowered to issue such Preferred Stock in one or more classes or series, and with such rights and preferences and upon such terms, including convertibility, as the Board shall determine, subject to the provisions further described below.

(b)        Provisions Applicable Only to the Common Stock.  The Common Stock shall have unlimited voting rights. There shall be no preemptive rights for holders of Common Stock.

(c)        Provisions Applicable Only to the Class A Common Stock.

(i)         Voting Rights.

            (A)       The Class A Common Stock shall have no voting rights except as may be required by the Tennessee Business Corporation Act.

            (B)       If the Tennessee Business Corporation Act requires a vote of the Class A Common Stock, the holders shall have the right to one vote for each share.  On any such matters, holders of the Class A Common Stock and holders of the Common Stock shall be considered as a single voting group and shall be entitled to vote and be counted together, collectively, and shall be entitled to receive notice of any shareholders’ meeting held to act on any such matters in accordance with the Bylaws of the Corporation.

(ii)        Dividends. The holders of record of the Class A Common Stock shall be entitled, when, as and if a dividend on the Common Stock is declared by the Board, to receive a dividend that is equal to one hundred and two percent (102%) of the dividend paid to the holders of record of the Common Stock.

(iii)       Preemptive Rights/Conversion/Redemption. The Class A Common Stock shall have no preemptive rights, conversion rights or redemption rights.

(iv)       Transfer Restrictions.

                        (A)       Definitions.  Capitalized terms used herein shall have the       meanings set forth in this Article 6, Section (c)(iv):

“Book Value” means the book value of the Equity Securities as determined by the Corporation’s independent certified public accounting firm as of the end of the Corporation’s fiscal quarter immediately preceding the date of any Involuntary/Gratuitous Transfer Notice.

“Book Value Per Share” shall mean the Book Value divided by the total number of issued and outstanding shares of Equity Securities on the date of any Involuntary/Gratuitous Transfer Notice.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of Nashville are authorized or required to close.

“Equity Securities” means any and all shares of the Corporation’s Class A Common Stock and any securities of the Corporation convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares.

“Gratuitous Transfer” means any gratuitous Transfer of Equity Securities to a Third Party, including, without limitation, any such Transfer pursuant to or as the result of (1) a gift, and (2) any other such Transfer made for no or less than full and adequate consideration.

“Involuntary/Gratuitous Transfer Purchase Option” has the meaning set forth in paragraph (c)(iv)(F).

“Involuntary/Gratuitous Transfer Purchase Option Term” has the meaning set forth in paragraph (c)(iv)(F).

“Involuntary/Gratuitous Transfer Notice” has the meaning set forth in paragraph (c)(iv)(F).

“Involuntary Transfer” means any involuntary Transfer of Equity Securities to a Third Party,  including, without limitation, any Transfer pursuant to or as the result of any: (1) voluntary or involuntary bankruptcy, insolvency, receivership, or similar proceeding, assignment or arrangement for the benefit of creditors, or other readjustment of debt; (2) Transfer pursuant to a decree of divorce or separation, a property settlement agreement, or any other form of judicially approved marital settlement arrangement; (3) Transfer resulting from the foreclosure or other enforcement of any lien or security interest, garnishment, execution on a judgment, or other form of judicial sale; (4) Transfer pursuant to any statute pertaining to escheat or abandoned property; (5) Transfer occasioned by the death of a holder of Equity Securities; (6) Transfer to a guardian, conservator, or other representative of a holder of Equity Securities who is a minor or who is adjudged to be legally incompetent to manage his or her financial affairs; and (7) other Transfer by operation of law or court order or as a result of a judicial proceeding.

“Lien” means any mortgage, pledge, security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever.

“Offered Shares” has the meaning set forth in paragraph (c)(iv)(B).

“Offering Shareholder” has the meaning set forth in paragraph (c)(iv)(B).

“Offering Shareholder Notice” has the meaning set forth in paragraph (c)(iv)(C)(1).

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or similar entity, government or any agency or political subdivisions thereof.

“Purchase Price” means the Book Value Per Share multiplied by the number of shares of Equity Securities subject to any Involuntary/Gratuitous Transfer Purchase Option.

“ROFR Notice Period” has the meaning set forth in paragraph (c)(iv)(D)(1).

“ROFR Offer Notice” has the meaning set forth in paragraph (c)(iv)(D)(1).

“Third Party” means, with respect to any holder of Equity Securities, any Person other than the Corporation, a co-owner of the holder’s Equity Securities or another holder of the Equity Securities.

“Transfer” means to, directly or indirectly, sell, transfer, assign, gift, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, gift, pledge, encumbrance, hypothecation or similar disposition of, any Equity Securities owned by a Person or any interest (including but not limited to a beneficial interest) in any Equity Securities owned by a Person.

            (B)       Right of First Refusal.  At any time, and subject to the terms and conditions specified in this Section (c)(iv), the Corporation shall have a right of first refusal if any holder of Equity Securities (the "Offering Shareholder") receives an offer from a Third Party that the Offering Shareholder desires to accept to Transfer all or any portion of the Equity Securities owned by the Offering Shareholder (the "Offered Shares"). Each time the Offering Shareholder receives an offer from a Third Party for any of the Equity Securities the Offering Shareholder owns, the Offering Shareholder shall first make an offering of the Offered Shares to the Corporation in accordance with the following provisions of this Section (c)(iv) prior to effecting a Transfer of such Offered Shares to the Third Party.

(C)       Offer Notice.

(1)        The Offering Shareholder shall, within five (5) Business Days of receipt of the offer from the Third Party, give written notice (the "Offering Shareholder Notice") to the Corporation stating that the Offering Shareholder has received a bona fide offer from a Third Party and specifying: (w) the number of Offered Shares to be sold by the Offering Shareholder; (x) the name of the Person who has offered to purchase such Offered Shares; (y) the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and (z) the proposed date, time and location of the closing of the Transfer, which shall not be less than thirty (30) days from the date of the Offering Shareholder Notice.

(2)        The Offering Shareholder Notice shall constitute the Offering Shareholder's offer to Transfer the Offered Shares to the Corporation, which offer shall be irrevocable until the end of the ROFR Notice Period (as defined below).

(3)        By delivering the Offering Shareholder Notice, the Offering Shareholder represents and warrants to the Corporation that: (x) the Offering Shareholder has full right, title and interest in and to the Offered Shares; (y) the Offering Shareholder has all the necessary power and authority and has taken all necessary action to Transfer such Offered Shares as contemplated by this Section (c)(iv); and (z) the Offered Shares are free and clear of any and all Liens other than those arising as a result of or under the terms of the Corporation’s Charter or Bylaws.

(D)       Exercise of Right of First Refusal.

(1)        Upon receipt of the Offering Shareholder Notice, the Corporation shall have ten (10) Business Days (the "ROFR Notice Period") to elect to purchase all (but not less than all) of the Offered Shares by delivering a written notice (a "ROFR Offer Notice") to the Offering Shareholder stating that it offers to purchase such Offered Shares on the terms specified in the Offering Shareholder Notice. Any ROFR Offer Notice shall be binding upon delivery and irrevocable by the Corporation.

(2)        If the Corporation fails to deliver a ROFR Offer Notice during the ROFR Notice Period, it shall be deemed to have waived its right to purchase the Offered Shares under this Section (c)(iv) as to the Offering Shareholder, and the Offering Shareholder shall for a period of sixty (60) days following the expiration of the ROFR Notice Period, subject to the terms and conditions of this Section (c)(iv) and all applicable federal and state securities laws, be free to Transfer the Offered Shares to the Third Party specified in the Offering Shareholder Notice on terms and conditions no more favorable to the Third Party than those set forth in the Offering Shareholder Notice. If the Offering Shareholder does not Transfer the Offered Shares within such period or the terms and conditions become more favorable to the Third Party than those set forth in the Offering Shareholder Notice, the rights provided hereunder shall be deemed to be revived and the Offered Shares shall not be Transferred to any Third Party unless the Offering Shareholder sends a new Offering Shareholder Notice in accordance with, and otherwise complies with, this Section (c)(iv).

            (E)       Closing. Upon exercise of the Corporation’s right of first refusal, the Offering Shareholder shall within thirty (30) days deliver to the Corporation any certificate or certificates representing the Offered Shares accompanied by stock powers with signatures guaranteed and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the consideration therefor from the Corporation by certified or official bank check or by wire transfer of immediately available funds.

(F)        Involuntary or Gratuitous Transfers.  In the event of any Involuntary Transfer or Gratuitous Transfer, the Person acquiring Equity Securities as a result shall hold such Equity Securities subject to the Corporation’s option to purchase the same as described in this paragraph (c)(iv)(F).  Within five (5) Business Days of an Involuntary Transfer or Gratuitous Transfer of Equity Securities, written notice of such transfer (the “Involuntary/Gratuitous Transfer Notice”) shall be furnished to the Corporation by the holder of the Equity Securities (or such Equity Securities holder’s legal representative or estate) and by the Person acquiring the Equity Securities as a result of the Involuntary Transfer or Gratuitous Transfer; such notice shall include the full name and permanent residence address of the transferee.  Upon receipt by the Corporation of the Involuntary/Gratuitous Transfer Notice, the Corporation shall have an option to purchase all, but not less than all, of the Equity Securities so Transferred from the Person acquiring such Equity Securities as a result of such Involuntary Transfer or Gratuitous Transfer for the Purchase Price (the “Involuntary/Gratuitous Transfer Purchase Option”), the terms of which option shall (i) commence on the date of receipt of the Involuntary/Gratuitous Transfer Notice by the Corporation, and (ii) terminate at 5:00 p.m. Central Time on the three hundred sixty-fifth (365th) day thereafter (the “Involuntary/Gratuitous Transfer Purchase Option Term”).  If the Corporation elects to exercise the Involuntary-Gratuitous Transfer Purchase Option, it shall give notice of such exercise to the transferee of such Equity Securities, on or before the expiration of the Involuntary/Gratuitous Transfer Purchase Option Term, at such address of the transferee as shall have been given in the Involuntary/Gratuitous Transfer Notice; provided, however, that if the address of such transferee has not been given, then the notice of exercise of the Involuntary/Gratuitous Transfer Purchase Option may be sent to the last address of the former holder of the Equity Securities as is reflected on the books and records of the Corporation.  Upon exercise of the Corporation’s option to purchase Equity Securities pursuant to this paragraph (c)(iv)(F), the transferee of the Equity Securities shall within thirty (30) days deliver to the Corporation any certificate or certificates representing such shares of the Equity Securities, accompanied by stock powers with signatures guaranteed and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the consideration therefor from the Corporation by certified or official bank check or by wire transfer of immediately available funds.

(d)        Provisions Applicable Only to the Preferred Stock.  Shares of the Preferred Stock may be issued from time to time in one or more classes or series by the Board. The Board is hereby expressly authorized, subject to the limitations provided by law, to amend this Charter to establish and designate classes or series of the Preferred Stock, to fix the number of shares constituting each class or series, and to fix the designations and the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares of each class or series and the variations in the relative powers, rights, preferences and limitations as between or among classes or series, and to increase and to decrease the number of shares constituting each class or series. The authority of the Board with respect to any class or series shall include, but shall not be limited to, the authority to fix and determine the following:

(i)         The number of shares constituting that class or series and the distinctive designation of that class or series;

(ii)        The increase and the decrease, to a number not less than the number of the outstanding shares of such class or series, of the number of shares constituting such class or series as theretofore fixed;

(iii)       The rate or rates and the time at which dividends on the shares of such class or series shall be paid, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate;

(iv)       Whether or not the shares of such class or series shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the manner of selecting shares of such class or series for redemption, if less than all shares are to be redeemed, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates;

(v)        The amount payable on the shares of such class or series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this subparagraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other entity or entities or a sale, lease or conveyance of all or a part of the assets of the Corporation;

(vi)       Whether or not the shares of such class or series shall have voting rights and the terms and conditions thereof;

(vii)      Whether or not a sinking fund or purchase fund shall be provided for the redemption or purchase of the shares of such class or series, and if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof;

(viii)     Whether or not the shares of such class or series shall have conversion privileges, and, if such shares shall have conversion privileges, the terms and conditions of conversion, including but not limited to, any provision for the adjustment of the conversion rate or the conversion price; and

(ix)       Any other powers, preferences and relative participating, optional, or other special rights, or qualifications, limitations or restrictions thereof, as shall not be inconsistent with the provisions of this Article 6 or the limitations provided by applicable law.

(e)        Reclassification of Common Stock.

            (i)         On the Effective Date (as defined below), each share of Common Stock outstanding immediately prior to the filing of these Articles of Amendment owned by a shareholder of record who owns three hundred (300) or more shares of such Common Stock, shall remain issued and outstanding, unaffected by the filing of these Articles of Amendment.

            (ii)        On the Effective Date, each share of Common Stock outstanding immediately prior to the filing of these Articles of Amendment owned by a shareholder of record who owns less than three hundred (300) shares of such Common Stock shall be cancelled and converted into the right to receive one share of the newly authorized restricted Class A Common Stock, which shares of Class A Common Stock shall thereupon be duly issued and outstanding, fully paid and nonassessable.

Third:   These Articles of Amendment were duly adopted by the Board on June 18, 2014 and by the shareholders of the Corporation on July 16, 2014.

Fourth: Except as amended by these Articles of Amendment, the Corporation’s Charter shall remain in full force and effect.

Fifth:    These Articles of Amendment are to be effective on filing with the Tennessee Secretary of State (the “Effective Date”).

Dated: July 16, 2014

FIRST CITIZENS BANCSHARES, INC.

By: /s/ Jeffrey D. Agee
Name: Jeffrey D. Agee
Title: President and CEO